                                                          EXHIBIT 10.21

                           FIFTH AMENDMENT TO
                 CREDIT FACILITY AND SECURITY AGREEMENT


    WHEREAS, ALLIED CONSTRUCTION PRODUCTS, INC. (herein called the "Borrower") and SOCIETY NATIONAL BANK (herein called the "Bank") entered into a certain Credit Facility and Security Agreement dated March 1, 1993 which was previously amended (as amended herein called the "Agreement"), and

    WHEREAS, the Borrower and the Bank have agreed to further amend the Agreement.

    NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the Borrower and the Bank hereby agree as follows:

    1. The definition of "Borrowing Base" appearing in Section 1.2 of the Agreement is hereby amended to delete it in its entirety and to substitute therefor the following:

         "'Borrowing Base' means an amount not in excess of the sum of the following:

         (a) seventy-five percent (75%) of the amount due and owing on Eligible Accounts Receivable, plus

         (b) up to the lesser of (i) $3,000,000 or (ii) up to seventy-five percent (75%) of the amount due and owing on the sum of Eligible Notes Receivable and Eligible Dating
         Receivables, plus

         (c) the lesser of (1) forty percent (40%) of the cost on a first-in, first-out inventory cost basis or market value (whichever is lower) of Borrower's Eligible Parts Inventory during the preceding month, (ii) fifty percent (50%) of the cost on a first-in, first-out inventory cost basis or market value (whichever is lower) of Borrower's Eligible Finished Goods Inventory, or (iii) Two Million Dollars ($2,000,000), less

         (d) Ineligible FFC Receivables in the form of an availability block against the Borrowing Base for such amount."

    2. The definition of "Termination Date" appearing in Section 1.2 of the Agreement is hereby amended to delete it in its entirety and to substitute therefor the following:

         "'Termination Date' means June 30, 1997, or such earlier date on which the commitment of Bank to make Advances pursuant to
         Section 2.1 of this Agreement shall have been terminated pursuant to Sections 10 or 14 of this Agreement."

         3. Section 1.2 of the Agreement is hereby amended by adding the following definitions:

    "'Interest Period' means, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made, continued, or converted and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be 1 month, 2 months, or 3 months, in each case as the Borrower may select upon notice, as set forth in Section 2.1(b), provided that:

    'Libor Rate' means, for any Interest Period for any Libor Rate Loan, an interest rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) at which deposits in United States dollars are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) by prime banks in the London interbank eurodollar market two Business Days prior to the first day of such Interest Period in an amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements current on the date two Business Days prior to the first day of such Interest Period.

    'Libor Rate Loan' means any Advance that bears interest with reference to the Libor Rate.

    'Libor Reserve Requirements' means, for any Interest Period for any Libor Rate Loan, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including 'Eurocurrency liabilities' (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Period.

    'Prime Rate Loan' means any Advance that bears interest with reference to the Prime Rate.

    'Special Dividend' means a cash dividend in an amount not to exceed One Million Dollars ($1,000,000), which may be paid exclusively during the month of December, 1995."

    4. The sixth line of Section 2.1(a) of the Agreement is hereby amended to delete the words "Three Million Dollars ($3,000,000)" and to substitute therefor the words "Four Million Five Hundred Thousand Dollars ($4,500,000)".

    5. Section 2.1(b) of the Agreement is hereby amended by deleting in its entirety and substituting the following in place thereof:

         "(b) As compensation for the Advances made by Bank, Borrower undertakes and agrees to pay to Bank with respect to each Advance interest at an annual rate to be elected by Borrower equal to either the Libor Rate plus two and one-half percent (2-1/2%) or the Prime Rate. Interest on Advances shall be payable monthly in arrears commencing on the first day of the month following the month in which such Advance is made and continuing on the first day of each consecutive month thereafter by debiting the Operating Account. Interest on the Advances shall accrue upon the average daily balance in Borrower's Loan Account during the preceding month with respect to all Advances. Bank shall use its best efforts to give Borrower notice prior to debiting the Operating Account."

    6. The Agreement is hereby amended by a new Section 2.5 reading as follows:

    "2.5.     (i)    Advances.  Advances shall be made pursuant to
                     Borrower's written, telegraphic, or telephonic request therefor (a "Request for a Advance"), given by Borrower to Bank (upon three Business Days notice for a Libor Rate Loan) stating the date of the proposed borrowing, the amount of Bank's Advance, whether it will be a Prime Rate Loan, or Libor Rate
                     Loan, the applicable Interest Period, if any, and the total amount to be borrowed. Each written
                     Request for a Advance shall be signed by an authorized person of Borrower and accompanied by a Borrower's Certificate, and each telephonic request for a Advance shall be made, and confirmed in writing thereafter, by such an authorized person and accompanied by a Borrower's Certificate. No Request for a Advance shall become effective until actually received by Bank. Each Libor Rate Loan shall not be an amount less than $100,000.

              (ii) Change in Interest Rates. The interest rate elected by the Borrower under this Section 2.5 shall, as to each Advance, remain in effect until changed by the Borrower by written notice to Bank on or prior to the date of change or, in the case of Prime Rate Loans until changed by the terms thereof; provided however, (a) that a change to the Libor Rate, or the election of a Libor Rate Loan, can be effected only upon three (3) Business Days' notice (with notice to be received by Bank not later than 11:00 a.m. Cleveland, Ohio time on such day), and (b) when the rate of interest is the Libor Rate it may be changed to a Prime Rate Loan before the end of the applicable Interest Period subject, however, to payment of any applicable additional amount required by Section 2.5(v) hereof (but without requiring prepayment of the effected borrowing);

              (iii) Limitations in Interest Rate Selections. The Borrower may not elect the Libor Rate if U.S. dollar deposits are not available to any Bank in the London Eurodollar Interbank Market for the period and in the amount requested by the Borrower;

              (iv) Special Provisions for Libor Rate Loans and Taxes. If the making or maintaining of a Libor Rate Loan becomes illegal for Bank as a result of any change in an applicable law, governmental regulation, guideline or order or the interpretation thereof by an authority charged with the administration thereof, then upon notice thereof by Bank, the Borrower (a) shall not cause a new Libor Rate Loan to be made or elect another Libor Rate Interest Period for an outstanding Libor Rate Loan for so long as the making of a Libor Rate Loan by Bank remains illegal, and (b) shall prepay, or select another interest rate for, any then outstanding Libor Rate Loans and pay any applicable additional amount required by Section 2.5(vi) but without giving effect to any notice requirements in each case when and to the extent required by such change.

              (v) Increased Costs. With respect to Libor Rate Loans, if the effect of any change occurring after the date of this Agreement in an applicable law, governmental regulation, guideline or order or the interpretation or application of any thereof by any authority charged with the administration thereof is to increase the actual cost to Bank of making or maintaining such Libor Rate Loans (assuming for such purpose that each such borrowing is funded by Bank from sources referred to in the definition of the interest rate applicable to such borrowing) such as, but not limited to, any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by Bank, or to reduce the amount of any payment of principal or of interest, in respect of any Libor Rate Loan, received by Bank (including any reduction for withholding taxes), the Borrower will, after demand by Bank, pay to Bank such additional amounts as will compensate Bank for such additional cost or reduction, such payments to be made on the next date when interest is payable to Bank pursuant to such borrowings. The Borrower shall have the option, upon being notified by Bank pursuant to this Section, to change the interest rate on the affected borrowings pursuant to Section 2.5(vi) but without giving effect to the notice requirements provided therein or make any prepayments permitted under this

                     Agreement and, in each case, with payment of any additional applicable amount required by Section 2.5(vi). If either (i) any law, rule, or regulation now or hereafter in effect, and whether or not presently applicable to Bank, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased by or based upon the existence of the Advances (or commitment to make the Advances) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by Bank, the Borrower shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank's Advances (or commitment to make the Advances). A certificate of Bank submitted to the Borrower as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Upon notice from the Borrower to Bank within five (5) Business Days after Bank notifies the Borrower of any such additional costs pursuant to this Section, the Borrower may either
                     (A) prepay in full all Advances of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or
                     (B) convert all Advances of any types so affected then outstanding into Advances of any other type not so affected upon not less than four (4) Business Days' notice to Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Advance, the Borrower also shall pay to Bank such additional amount sufficient to indemnify Bank against any loss, cost, or expense incurred by Bank as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund any such Loan, and a certificate as to the amount of any such loss, cost, or expense submitted by Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

              (vi) Indemnification. If the Borrower makes any payment of principal with respect to any Libor Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Sections 2.1, 7, 8, and 10 hereof, or otherwise), or if the Borrower fails to borrow any Libor Rate Loan after notice has been given to Bank in accordance with Section 2.5 or if the Borrower fails to make any payment of principal or interest in respect of a Libor Rate Loan or when due, the Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund its relevant Libor Rate Loan through the transfer of such deposit from an offshore office of Bank to a domestic office of Bank in the United States of America; provided, however, that Bank may fund any Libor Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

              (vii) Contribution and Conversion of Loans. In the event that the Borrower shall fail to give timely notice of its election to convert or continue any Advance as provided above, or in the event that any such conversion or continuation shall be prohibited by the terms of this Agreement, such Advance (unless repaid) shall automatically be deemed to be refinanced with a Prime Rate Loan at the end of the Interest Period then in effect with respect to such Advance. For purposes of this Section, notice received by Bank after 11:00 a.m. on a Banking Day shall be deemed to be received on the immediately succeeding Banking Day.

              (viii) Computation of Interest.  Interest under this
                     Agreement shall be calculated on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed. For any Prime Rate Loan, the rate will increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate. The rate charged to Borrower under this Agreement shall change when and as the Prime Rate is changed.

              (ix) Default Interest Rate. After maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to the greater of three percent (3%) in excess of the interest rate prior to default or twelve percent (12%). Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay a late fee of an amount equal to the greater of ten percent (10%) of such payment or one hundred dollars ($100). Notwithstanding the Bank's remedies as set forth in
                     Section 10 hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrower, at Bank's option and upon written notice to Borrower, the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to the greater of three percent (3%) in excess of the interest rate prior to default, or twelve percent (12%)."

    7. Section 5.10 of the Agreement entitled "Cash Flow" shall be amended to read as follows:

    "5.10 Cash Flow Borrower shall at all times maintain a Cash Flow Coverage Ratio of at least 1.1 to 1.0, calculated at the end of the fiscal period of Borrower ending closest to the end of each calendar quarter based upon a cumulative year calculation.

    8. Section 6.4(d) of the Agreement is hereby amended by deleting it in its entirety and substituting the following in place thereof:

    "(d) pay or declare dividends in any fiscal year (except the following (i) payments pursuant to a tax sharing arrangement with Brooks Management Company in form and substance acceptable to Bank, so long as the amount paid is equivalent to the amount that would have been paid by Borrower in taxes, if it had filed a separate return, (ii) a Special Dividend provided that such Special Dividend could be paid exclusively during the month of December 1995 if all of the following conditions are met: (1) no Event of Default (financial or otherwise) exists prior to the payment of the Special Dividend;
    (2) no Event of Default (financial or otherwise) exists after the payment of the Special Dividend; with the exception of the Cash Flow Coverage Ratio; and (3) excess availability under the Borrowing Base during the preceding three (3) months prior to payment of the Special Dividend (in addition to the month of December 1995) would have exceeded Five Hundred Thousand Dollars ($500,000) on a look-back basis, (iii) dividends may be declared after December 31, 1995 if no Event of Default would exist after the payment of such dividends)."

     9. Section 6.6 of the Agreement entitled "Leverage" shall be amended to read as follows:

    "6.6 Leverage. Borrower shall not permit the ratio of its Adjusted Debt to its Tangible Net Worth, measured and reviewed monthly, to exceed 2.0 to 1.0."

    10. The Borrower hereby agrees that it will, contemporaneously with the execution of this Amendment to the Agreement, execute and deliver to the Bank a new Revolving Credit Promissory Note in the form of Exhibit A-1, attached hereto, to replace the Revolving Credit Promissory Note currently held and owned by the Bank representing the Borrower's borrowings under the Agreement.

    11. In consideration for entering into this Amendment, Borrower agrees to pay Bank on the date hereof a renewal fee of $1,000.

    12. Except as herein specifically amended, directly or by reference, all of the terms and conditions set forth in the Agreement are confirmed and ratified and shall remain in full force and effect.

    13. In consideration of this Amendment, Borrower hereby releases and discharges the Bank and its shareholders, directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability, and causes of action whatsoever, now known or unknown, arising out of or in any way related to the extension or administration of the Loan, the Agreement or any mortgage or security interest related thereto.

    14. Borrower hereby represents and warrants to Bank that (a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower, and
(d) this Amendment constitutes a valid and binding obligation upon Borrower in every respect.

    IN WITNESS WHEREOF, the Borrower and the Bank have caused this Second Amendment to the Agreement to be executed by their duly authorized officers as of the 30th day of June, 1995.


BANK:                             BORROWER:


SOCIETY NATIONAL BANK             ALLIED CONSTRUCTION PRODUCTS, INC.

                               EXHIBIT A-l


                    REVOLVING CREDIT PROMISSORY NOTE




$4,500,000.00                                                       , 1995
                                                      Cleveland, Ohio






    FOR VALUE RECEIVED, ALLIED CONSTRUCTION PRODUCTS, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of SOCIETY NATIONAL BANK (the "Holder") on June 30, 1997, or sooner as hereinafter provided, the principal amount of Four Million Five Hundred Thousand and no/100 Dollars ($4,500,000.00) or, if less, the aggregate unpaid principal amount from time to time borrowed by the Borrower from the Holder pursuant to the Credit Agreement (hereinafter defined). The unpaid principal balance outstanding on this Revolving Credit Promiossory Note from time to time (the "Outstanding Principal Balance") shall be determined by the ledgers and records of the Holder as accurately maintained.

    This Revolving Credit Promissory Note is the "Revolving Note" defined and referred to in, and is entitled to the benefits of, a certain Credit Facility and Security Agreement dated March 1, 1993 (said Credit Facility and Security Agreement as amended and including, as it may be from time to time further amended, restated or otherwise modified, being herein called the "Credit Agreement"), between the Borrower and the Holder, to which reference is hereby made for a statement of the rights of the Holder and the duties and obligations of the Borrower in relation thereto, but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Revolving Credit Promissory Note when due. Capitalized terms used in this Revolving Credit Promissory Note not defined hereinafter shall have the respective meanings given to such terms in the Credit Agreement.

    This Revolving Credit Promissory Note is being executed and delivered in substitution for an existing Revolving Credit Promissory Note executed by Borrower and dated June 1, 1994, and the execution and delivery of this Revolving Credit Promissory Note shall not constitute a novation and shall not terminate or otherwise affect the first lien and security interest of the Bank in Borrower's property.

    The Outstanding Principal Balance of this Revolving Credit Promissory Note shall bear interest from and including the date hereof until the date of payment in full at the rate per annum as set forth in the Credit Agreement. All interest on this Revolving Credit Promissory Note shall be paid in accordance with the terms of the Credit Agreement. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All unpaid principal and interest on this Revolving Credit Promissory Note shall be due on the maturity date hereof as set forth in the Credit Agreement.

    Reference is hereby made to the Credit Agreement which contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and for mandatory prepayments and voluntary prepayments hereon. The term "Holder" includes the successors and assigns of Holder.

    This Revolving Credit Promissory Note is secured by collateral assigned, pledged or granted to the Holder; reference is made to the Credit Agreement and the documents and instruments assigning, pledging or granting said collateral for a description of the Holder's rights with respect thereto.

    Payment of the principal of and interest on this Revolving Credit Promissory Note shall be made in lawful money of the United States of America, by federal funds wire transfer to the main office of Holder, 127 Public Square, Cleveland, Ohio 44114-1306, or at such other place or in such other manner of payment as Holder or any subsequent holder hereof shall have designated to the Borrower in writing.

    The Borrower waives demand, presentment for payment, notice of dishonor, protest, and notice of protest and diligence in collection and bringing suit and agrees that Holder may extend the time for payment, accept partial payment, take security therefor, or exchange or release any collateral, without discharging or releasing the Borrower.

    This Revolving Credit Promissory Note was executed in Cleveland, Cuyahoga County, Ohio. The construction, validity, and enforceability of this Revolving Credit Promissory Note shall be governed by the laws of the State of Ohio.

    The Borrower authorizes any attorney at law to appear before any court of record, state or federal, in the county where this Revolving Credit Promissory Note was executed or where the Borrower resides or may be found, after the unpaid principal balance of this Revolving Credit Promissory Note becomes due, either by lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, and waive the issuance and service of process, admit the maturity of this Revolving Credit Promissory Note, by reason of acceleration or otherwise, and confess judgment against the Borrower in favor of the holder of this Revolving Credit Promissory Note for the amount then appearing due on this Revolving Credit Promissory Note, together with interest thereon and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment and may be used from time to time without exhausting the right to further use the warrant of attorney and, if any judgment be vacated for any reason, the holder of this Revolving Credit Promissory Note nevertheless may use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrower. Borrower agrees that the holder's attorney may confess judgment pursuant to the foregoing warrant of attorney. Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.




                                  ALLIED CONSTRUCTION PRODUCTS, INC.